News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Fourth Quarter 2016 Financial and Operating Results

LEXINGTON, KY (March 10, 2017) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended December 31, 2016. For the quarter, the Partnership reported a net loss of $3.8 million and Adjusted EBITDA of $4.5 million, compared to a net loss of $34.0 million and Adjusted EBITDA of $1.9 million in the fourth quarter of 2015. Approximately $0.6 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2016. Approximately $27.1 million of asset impairment and related charges impacted the net loss for the quarter ended December 31, 2015. Diluted net loss per common unit was $0.41 for the quarter compared to diluted net loss per common unit of $11.43 for the fourth quarter of 2015. Total revenues for the quarter were $46.4 million, with coal sales generating $44.1 million of the total, compared to total revenues of $36.7 million and coal revenues of $31.6 million in the fourth quarter of 2015. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been paid for common or subordinated units for the quarter ended December 31, 2016.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “The recent equity transaction with Royal Energy Resources, Inc. (OTCQB:ROYE) (“Royal”) and Yorktown Partners LLC further reduced our debt and positioned Rhino as a financially strong competitor in the world-wide coal markets. We have been able to reduce our debt by approximately $34 million during the current year as our focus on cash generation and strategic transactions with supportive partners have resulted in a strong balance sheet for Rhino. We have met the requirements to extend the maturity of our credit agreement to December 2017 and we continue to work toward extending or restructuring our credit agreement beyond its current maturity date.

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The resurgence in coal prices, particularly met coal prices, toward the end of 2016 provided us the opportunity to execute favorable sales contracts for 2017 that provide us with substantial upside opportunity if we can continue to control our costs. We have fully sold out our Central Appalachia and Pennyrile operations for 2017 and we have base-load sales at our Castle Valley operation in the Western Bituminous region and our Hopedale operation in Northern Appalachia for next year. We continue to explore additional met coal sales from our Central Appalachia operations that could provide us with incremental upside to our projected 2017 financial results.

We have continued our commitment to safety as we look to increase our coal production to meet our committed sales during 2017. In addition, our focus on environmental responsibility is evident as our Central Appalachia operations received an award from the West Virginia Coal Association for “Exemplary Water Quality Enhancement and Protection.” We are very proud of the employees that earned this award.

All of our Central Appalachia mining complexes are currently operating and we plan to continue operations during the remainder of 2017 as we have fully sold out our current steam and met coal production capacity at our Central Appalachia operations for 2017. We may add additional production capacity for 2017 in Central Appalachia if we can obtain coal sales at prices that justify the capital expansion dollars required to increase our production capabilities.

Productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation compared to the prior year. Pennyrile has been a positive cash flow producer for Rhino during 2016 as we have increased production and sales to meet our contracted positions. Pennyrile is fully contracted for 2017 at current production levels with 1.3 million tons forecast to be produced and sold next year. We are confident Pennyrile will be a positive cash flow provider for the Partnership during 2017 at these production and sales levels. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

In Northern Appalachia, our Hopedale operation has continued to fulfill its contracted sales orders as customers have accepted their shipments. We agreed to a sales contract for Hopedale during the fourth quarter of 2016 that provides for a base-load sales level for this operation for the remainder of 2017. We continue to seek additional sales contracts for Hopedale to bring it to full production capacity for 2017. Our Sands Hill operation in Northern Appalachia continued to produce positive results in the fourth quarter as we continue to control costs as we prepare this operation to cease coal production toward the end of first quarter of 2017. At Rhino Western, we have fully contracted sales for the first half of 2017 at our Castle Valley operation as well as a base level of sales for the last six months of 2017. We continue to explore additional sales for our remaining open positions at Castle Valley and we expect this operation to be a positive cash flow contributor during 2017 at the current sales level booked for the upcoming year.

Overall, we are encouraged by the rally in prices in the coal markets and we believe upside exists for Rhino next year as we continue to focus on cost and cash generation to bring added value to our unitholders.”

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Coal Operations Update

Pennyrile

●	Pennyrile’s long-term sales contracts have committed sales of 1.3 million tons in 2017.

●	Productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation.

●	Rhino’s Pennyrile operations produced approximately 322,000 tons during the fourth quarter while coal sales were approximately 286,000 tons.

●	Pennyrile’s sales are fully contracted through 2017 at current production levels.

Northern Appalachia

●	For the fourth quarter, year-over-year coal revenues per ton decreased $6.82 to $48.33 due to a higher mix of lower priced tons from our Sands Hill operation.

●	Sales volume was 103,000 tons, versus 139,000 tons in the prior year and 149,000 tons in the prior quarter. Sales were lower year-to-year due to decreased sales volumes from our Hopedale operation due to weak steam coal market conditions in Northern Appalachia caused by low-priced natural gas.

Rhino Western

●	Coal revenues per ton in the quarter was $38.61 versus $36.96 in the prior year and $39.00 in the prior quarter. Coal revenues per ton increased due to higher contracted prices for coal from Rhino’s Castle Valley mine. Sales volume was 247,000 tons versus 218,000 tons in the prior year and 185,000 tons in the prior quarter.

●	Cost of operations per ton was $32.96 versus $34.96 in the prior year and $28.82 in the prior quarter. Castle Valley had lower maintenance and other expenses in the prior quarter, which led to the quarter-to-quarter decrease in cost of operations per ton.

Central Appalachia

●	Coal revenues per ton in the quarter was $60.14 versus $63.20 in the prior year and $57.91 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $63.97 versus $97.30 in the prior year and $63.95 in the prior quarter. Steam coal revenue in the quarter was $50.98 per ton versus $42.84 in the prior year and $52.07 in the prior quarter. Sales volume was 266,000 tons in the quarter versus 75,000 in the prior year and 180,000 tons in the prior quarter.

●	Cost of operations per ton in the quarter was $33.88 versus $89.68 in the prior year and $38.51 in the prior quarter.

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Option Agreement

On December 30, 2016, the Partnership entered into an option agreement (the “Option Agreement”) with Royal, Rhino Resources Partners Holdings, LLC (“Rhino Holdings”), an entity wholly owned by certain investment partnerships managed by Yorktown Partners LLC (“Yorktown”), and the Rhino’s general partner. Upon execution of the Option Agreement, the Partnership received an option (the “Call Option”) from Rhino Holdings to acquire substantially all of the outstanding common stock of Armstrong Energy, Inc. (“Armstrong Energy”) that is currently owned by investment partnerships managed by Yorktown. The Option Agreement stipulates that the Partnership can exercise the Call Option no earlier than January 1, 2018 and no later than December 31, 2019. In exchange for Rhino Holdings granting the Partnership the Call Option, the Partnership issued 5.0 million common units, representing limited partner interests in the Partnership (the “Call Option Premium Units”) to Rhino Holdings upon the execution of the Option Agreement. The Option Agreement stipulates the Partnership can exercise the Call Option and purchase the common stock of Armstrong Energy in exchange for a number of common units to be issued to Rhino Holdings, which when added with the Call Option Premium Units, will result in Rhino Holdings owning 51% of the fully diluted common units of the Partnership. The purchase of Armstrong Energy through the exercise of the Call Option would also require Royal to transfer a 51% ownership interest in the General Partner to Rhino Holdings. The Partnership’s ability to exercise the Call Option is conditioned upon (i) sixty (60) days having passed since the entry by Armstrong Energy into an agreement with its bondholders to restructure its bonds and (ii) the amendment of the Partnership’s revolving credit facility to permit the acquisition of Armstrong Energy.

The Option Agreement also contains an option (the “Put Option”) granted by the Partnership to Rhino Holdings whereby Rhino Holdings has the right, but not the obligation, to cause the Partnership to purchase substantially all of the outstanding common stock of Armstrong Energy from Rhino Holdings under the same terms and conditions discussed above for the Call Option. The exercise of the Put Option is dependent upon (i) the entry by Armstrong Energy into an agreement with its bondholders to restructure its bonds and (ii) the termination and repayment of any outstanding balance under the Partnership’s revolving credit facility.

The Option Agreement supersedes and terminates the Equity Exchange Agreement entered into by the Partnership, Royal, Rhino Holdings, Yorktown and the General Partner on September 30, 2016.

Series A Preferred Unit Purchase Agreement

On December 30, 2016, the Partnership entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Unit Agreement”) with Weston Energy LLC (“Weston”), an entity wholly owned by certain investment partnerships managed by Yorktown, and Royal. Under the Preferred Unit Agreement, Weston and Royal agreed to purchase 1,300,000 and 200,000, respectively, of Series A Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units”) at a price of $10.00 per Series A Preferred Unit. Weston and Royal paid cash of $11.0 million and $2.0 million, respectively, to the Partnership and Weston assigned to the Partnership a $2.0 million note receivable from Royal originally dated September 30, 2016.

Debt Amendment

In December, 2016, Rhino entered into a seventh amendment of its amended and restated credit agreement (the “Seventh Amendment”). The Seventh Amendment allowed for the Series A Preferred Units discussed above. The Seventh Amendment immediately reduced the revolving credit commitments by $11.0 million and provides for additional revolving credit commitment reductions of $2.0 million each on June 30, 2017 and September 30, 2017. A condition precedent to the effectiveness of the Seventh Amendment was the receipt of the $13.0 million of cash proceeds received by Rhino from the issuance of the Series A Preferred Units discussed above, which was used to repay outstanding borrowings under the revolving credit facility. Per the Seventh Amendment, the receipt of $13.0 million cash proceeds fulfills the required Royal equity contributions as outlined in the previous amendments to the Partnership’s credit agreement. In addition, the receipt of the $13 million satisfied the conditions to extend the maturity date of Rhino’s credit facility to December 31, 2017 as outlined in previous amendments to the credit agreement.

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Debt Classification

The Partnership evaluated its amended and restated senior secured credit facility at December 31, 2016 to determine whether this debt liability should be classified as a long-term or current liability on Rhino’s consolidated statements of financial position. As discussed above, as of December 31, 2016, the Partnership had met the conditions to extend the maturity date of its amended and restated senior secured credit facility to December 31, 2017. The Partnership is working with its lenders to extend the maturity date of its amended and restated credit agreement beyond December 31, 2017 while also exploring other possible financing alternatives to replace its existing amended and restated credit agreement. Since the credit facility has an expiration date of December 31, 2017, the Partnership determined that its credit facility debt liability of $10.0 million at December 31, 2016 should be classified as a current liability on its consolidated statements of financial position. The classification of the Partnership’s credit facility balance as a current liability raises substantial doubt of the Partnership’s ability to continue as a going concern for the next twelve months. Since the credit facility has an expiration date of December 31, 2017, the Partnership will have to secure alternative financing to replace its credit facility by the expiration date of December 2017 in order to continue its normal business operations and meet its obligations as they come due.

Capital Expenditures

●	Maintenance capital expenditures for the fourth quarter were approximately $1.5 million.

●	Expansion capital expenditures for the fourth quarter were approximately $0.2 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Year 2017		Year 2018
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$46.94	1,768,476	$47.08	150,000
Rhino Western	$38.27	694,322	$-	-
Central Appalachia	$68.66	1,205,800	$58.02	551,000
Total	$52.44	3,668,598	$55.68	701,000

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Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2016 included:

●	Adjusted EBITDA from continuing operations of $4.5 million and net loss from continuing operations of $3.0 million compared to Adjusted EBITDA from continuing operations of $(0.9) million and a net loss from continuing operations of $36.4 million in the fourth quarter of 2015. The Partnership recorded approximately $0.6 million of asset impairment and related charges that impacted the net loss for the quarter ended December 31, 2016. The Partnership recorded approximately $27.1 million of asset impairment and related charges that impacted the net loss for the quarter ended December 31, 2015. Including net loss from discontinued operations of approximately $0.8 million, total net loss for the three months ended December 31, 2016 was $3.8 million while Adjusted EBITDA was not impacted. Including net income from discontinued operations of approximately $2.4 million, total net loss and Adjusted EBITDA for the three months ended December 31, 2015 were $34.0 million and $1.9 million, respectively.

●	Basic and diluted net loss per common unit from continuing operations of $0.33 compared to basic and diluted net loss per common unit from continuing operations of $12.24 for the fourth quarter of 2015.

●	Coal sales were 0.9 million tons, which was an increase of 33.5% compared to the fourth quarter of 2015, primarily due to increased sales from Central Appalachia operations.

●	Total revenues and coal revenues of $46.4 million and $44.1 million, respectively, compared to $36.7 million and $31.6 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $48.91 compared to $46.81 for the fourth quarter of 2015, an increase of 4.5%.

●	Cost of operations from continuing operations of $37.3 million compared to $33.6 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $41.45 compared to $49.77 for the fourth quarter of 2015, a decrease of 16.7%.

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Total coal revenues increased approximately 39.5% year-to-year primarily due to increased sales from the Partnership’s Central Appalachia operations as the majority of the operations in Central Appalachia were idle during the fourth quarter of 2015. Coal revenues per ton increased primarily due to a higher mix of higher priced tons sold from Central Appalachia compared to the same period of 2015. Total cost of operations increased primarily due to production at the Central Appalachia mining operations being active in the fourth quarter of 2016, which were primarily idle in the fourth quarter of 2015. The decrease in the cost of operations on a per ton basis was primarily due to lower costs per ton in Central Appalachia as the majority of operations were idle in the fourth quarter of 2015, which resulted in higher per ton costs in the fourth quarter of 2015. In addition, Pennyrile continued to increase and optimize production, which resulted in lower costs per ton on a year-to-year basis.

Results for the year ended December 31, 2016 included:

●	Adjusted EBITDA from continuing operations of $19.4 million and net loss from continuing operations of $12.0 million compared to Adjusted EBITDA from continuing operations of $4.8 million and net loss from continuing operations of $63.3 million for the year ended December 31, 2015. Net loss for the year ended December 31, 2016 was impacted by $2.6 million of asset impairment and related charges and a $1.7 million gain from the extinguishment of debt. Net loss for the year ended December 31, 2015 was impacted by $31.6 million of asset impairment and related charges. Including net loss from discontinued operations of approximately $118.7 million, total net loss for the year ended December 31, 2016 was $130.7 million while Adjusted EBITDA was $21.3 million including the results from discontinued operations. Including income from discontinued operations of approximately $8.1 million, total net loss for the year ended December 31, 2015 was $55.2 million, while Adjusted EBITDA was $15.0 million including the results from discontinued operations.

●	Basic and diluted net loss per common unit from continuing operations of $1.54 compared to basic and diluted net loss per common unit from continuing operations of $21.32 for the year ended December 31, 2015.

●	Coal sales were 3.3 million tons compared to 3.5 million for the year ended December 31, 2015.

●	Total revenues and coal revenues of $170.8 million and $160.9 million, respectively, compared to $195.0 million and $171.1 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $48.63 compared to $49.35 for the year ended December 31, 2015, a decrease of 1.5%.

●	Cost of operations from continuing operations of $135.4 million compared to $173.3 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $40.95 compared to $50.00 for the year ended December 31, 2015, a decrease of 18.1%.

Total coal revenues decreased approximately 6.0% primarily due to fewer steam coal tons sold in Northern Appalachia and Central Appalachia, partially offset by increased sales from the Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily due to the result of a larger mix of lower priced tons sold from Pennyrile. Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia due to reduced production in these regions in response to weak market demand, partially offset by increased costs from higher production at the Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Pennyrile mine in the Illinois Basin as the Partnership increased and optimized production during the twelve months ended December 31, 2016 compared to the same period in 2015, as well as the $3.9 million benefit in Northern Appalachia during the twelve months ended December 31, 2016 from the prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Hopedale operation.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended December 31, 2016, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	Fourth Quarter 2016	Fourth Quarter 2015	% Change* 4Q16 / 4Q15	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Central Appalachia
Coal revenues	$16.0	$4.7	236.0%	$37.6	$45.2	(16.8)%
Total revenues	$16.1	$6.5	147.3%	$37.8	$56.2	(32.9)%
Coal revenues per ton*	$60.14	$63.20	(4.8)%	$59.26	$58.08	2.0%
Cost of operations	$9.0	$6.8	33.4%	$21.5	$45.7	(53.0)%
Cost of operations per ton*	$33.88	$89.68	(62.2)%	$33.87	$58.73	(42.3)%
Tons produced	0.259	0.047	454.9%	0.667	0.673	(0.9)%
Tons sold	0.265	0.075	253.1%	0.633	0.777	(18.5)%
Northern Appalachia
Coal revenues	$5.0	$7.7	(35.4)%	$29.6	$52.4	(43.5)%
Total revenues	$7.1	$10.8	(34.0)%	$38.8	$63.3	(38.6)%
Coal revenues per ton*	$48.33	$55.15	(12.4)%	$55.27	$57.72	(4.2)%
Cost of operations	$5.9	$4.3	37.8%	$24.4	$42.1	(42.1)%
Cost of operations per ton*	$57.69	$30.88	86.8%	$45.55	$46.44	(1.9)%
Tons produced	0.109	0.169	(35.3)%	0.506	0.920	(45.0)%
Tons sold	0.103	0.139	(26.2)%	0.536	0.907	(41.0)%
Rhino Western
Coal revenues	$9.5	$8.1	18.1%	$34.7	$35.3	(1.8)%
Total revenues	$9.5	$8.1	18.1%	$34.7	$35.3	(1.8)%
Coal revenues per ton*	$38.61	$36.96	4.5%	$38.56	$37.16	3.8%
Cost of operations	$8.1	$7.6	6.5%	$28.0	$31.8	(11.8)%
Cost of operations per ton*	$32.96	$34.96	(5.7)%	$31.15	$33.43	(6.8)%
Tons produced	0.198	0.213	(7.0)%	0.894	0.975	(8.3)%
Tons sold	0.247	0.219	13.0%	0.899	0.950	(5.4)%
Illinois Basin
Coal revenues	$13.6	$11.1	22.7%	$59.0	$38.2	54.3%
Total revenues	$13.6	$11.2	21.4%	$59.1	$38.6	52.9%
Coal revenues per ton	$47.57	$45.79	3.9%	$47.63	$45.98	3.6%
Cost of operations	$11.5	$12.3	(7.1)%	$51.3	$43.6	17.8%
Cost of operations per ton	$40.14	$51.03	(21.3)%	$41.42	$52.39	(21.0)%
Tons produced	0.322	0.219	47.0%	1.275	0.843	51.2%
Tons sold	0.286	0.242	18.1%	1.239	0.832	48.9%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.1	$0.1	(54.8)%	$0.4	$1.6	(73.0)%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.8	$2.6	10.1%	$10.2	$10.1	0.7%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$44.1	$31.6	39.5%	$160.9	$171.1	(6.0)%
Total revenues	$46.4	$36.7	26.5%	$170.8	$195.0	(12.4)%
Coal revenues per ton*	$48.91	$46.81	4.5%	$48.63	$49.35	(1.5)%
Cost of operations	$37.3	$33.6	11.2%	$135.4	$173.3	(21.8)%
Cost of operations per ton*	$41.45	$49.77	(16.7)%	$40.95	$50.00	(18.1)%
Tons produced	0.888	0.648	37.2%	3.342	3.411	(2.0)%
Tons sold	0.901	0.675	33.5%	3.307	3.466	(4.6)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

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Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Fourth Quarter 2016	Fourth Quarter 2015	% Change* 4Q16 / 4Q15	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Met coal tons sold	187.4	28.1	566.2%	322.8	187.0	72.6%
Steam coal tons sold	78.3	47.2	66.2%	310.9	590.4	(47.3)%
Total tons sold	265.7	75.3	253.1%	633.7	777.4	(18.5)%

Met coal revenue	$11,989	$2,738	338.0%	$21,542	$15,391	40.0%
Steam coal revenue	$3,993	$2,019	97.7%	$16,009	$29,762	(46.2)%
Total coal revenue	$15,982	$4,757	236.0%	$37,551	$45,153	(16.8)%

Met coal revenues per ton	$63.97	$97.30	(34.3)%	$66.73	$82.30	(18.9)%
Steam coal revenues per ton	$50.98	$42.84	19.0%	$51.50	$50.41	2.2%
Total coal revenues per ton	$60.14	$63.20	(4.8)%	$59.26	$58.08	2.0%

Met coal tons produced	145.5	45.2	221.9%	311.3	246.9	26.1%
Steam coal tons produced	113.5	1.5	7664.2%	355.9	426.0	(16.5)%
Total tons produced	259.0	46.7	455.0%	667.2	672.9	0.9%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Fourth Quarter 2016 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2016 AND 2015

(in thousands)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47	$59
Accounts receivable, net of allowance	13,893	12,597
Inventories	8,050	8,570
Advance royalties, current portion	898	753
Prepaid expenses and other	8,665	7,400
Current assets held for sale	-	1,998
Total current assets	31,553	31,377
Net property, plant & equipment, incl coal properties, mine development and construction costs	182,307	224,798
Investment in unconsolidated affiliates	5,121	5,645
Intangible Purchase Option	21,750	-
Note receivable-related party	2,040	-
Other non-current assets	34,670	33,478
Non-current assets held for sale	-	109,368
TOTAL	$277,441	$404,666
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,420	$9,199
Current portion of long-term debt	10,040	41,479
Accrued expenses and other	10,980	11,861
Current liabilities held for sale	-	930
Total current liabilities	31,440	63,469
NON-CURRENT LIABILITIES:
Long-term debt	-	2,595
Asset retirement obligations	22,361	22,310
Other non-current liabilities	45,371	44,765
Non-current liabilities held for sale	-	3,599
Total non-current liabilities	67,732	73,269
Total liabilities	99,172	136,738
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	154,696	253,312
Subscription receivable from limited partners	(2,000)	-
General partner	8,959	9,821
Preferred partners	15,000	-
Accumulated other comprehensive income	1,614	4,795
Total partners’ capital	178,269	267,928
TOTAL	$277,441	$404,666

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
REVENUES:
Coal sales	$44,063	$31,581	$160,841	$171,074
Other revenues	2,359	5,117	9,939	23,958
Total revenues	46,422	36,698	170,780	195,032
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	37,342	33,579	135,447	173,312
Freight and handling costs	279	778	1,731	2,693
Depreciation, depletion and amortization	5,445	7,117	23,786	31,572
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,217	3,069	14,464	14,873
Loss on asset impairments	639	27,053	2,639	31,564
(Gain)/loss on sale/disposal of assets—net	(46)	170	(465)	(263)
Total costs and expenses	47,876	71,766	177,602	253,751
(LOSS) FROM OPERATIONS	(1,454)	(35,068)	(6,822)	(58,719)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,501)	(1,337)	(6,696)	(4,990)
Interest income and other	16	-	28	38
Gain on debt extinguishment	-	-	1,663	-
Equity in net income (loss) of unconsolidated affiliate	(91)	-	(223)	342
Total interest and other (expense)	(1,576)	(1,337)	(5,228)	(4,610)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(3,030)	(36,405)	(12,050)	(63,329)
NET (LOSS) FROM CONTINUING OPERATIONS	(3,030)	(36,405)	(12,050)	(63,329)
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	(772)	2,419	(118,713)	8,085
NET INCOME/(LOSS)	$(3,802)	$(33,986)	$(130,763)	$(55,244)

General partner’s interest in net (loss):
Net (loss) from continuing operations	$(20)	$(728)	$(107)	$(1,267)
Net (loss)/income from discontinued operations	(5)	48	(755)	162
General partner’s interest in net (loss)	$(25)	$(680)	$(862)	$(1,105)
Common unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(2,606)	$(20,509)	$(10,040)	$(35,635)
Net (loss/income) from discontinued operations	(664)	1,363	(99,166)	4,549
Common unitholders’ interest in net (loss)	$(3,270)	$(19,146)	$(109,206)	$(31,086)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(405)	$(15,168)	$(1,903)	$(26,428)
Net (loss)/income from discontinued operations	(103)	1,008	(18,792)	3,374
Subordinated unitholders’ interest in net (loss)	$(508)	$(14,160)	$(20,695)	$(23,054)
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.33)	$(12.24)	$(1.54)	$(21.32)
Net (loss)/income per unit from discontinued operations	(0.08)	0.81	(15.21)	2.72
Net (loss) per common unit, basic	$(0.41)	$(11.43)	$(16.75)	$(18.60)
Subordinated units
Net (loss) per unit from continuing operations	$(0.33)	$(12.24)	$(1.54)	$(21.32)
Net (loss)/income per unit from discontinued operations	(0.08)	0.81	(15.21)	2.72
Net (loss) per common unit, basic	$(0.41)	$(11.43)	$(16.75)	$(18.60)
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.33)	$(12.24)	$(1.54)	$(21.32)
Net (loss)/income per unit from discontinued operations	(0.08)	0.81	(15.21)	2.72
Net (loss) per common unit, diluted	$(0.41)	$(11.43)	$(16.75)	$(18.60)
Subordinated units
Net (loss) per unit from continuing operations	$(0.33)	$(12.24)	$(1.54)	$(21.32)
Net(loss)/income per unit from discontinued operations	(0.08)	0.81	(15.21)	2.72
Net (loss) per common unit, diluted	$(0.41)	$(11.43)	$(16.75)	$(18.60)

Distributions paid per limited partner unit (1)	$-	$-	$-	$-
Weighted average number of limited partner units outstanding, basic:
Common units	7,960	1,676	6,520	1,671
Subordinated units	1,236	1,239	1,236	1,240
Weighted average number of limited partner units outstanding, diluted:
Common units	7,960	1,676	6,520	1,671
Subordinated units	1,236	1,239	1,236	1,240

(1) No distributions were paid on the subordinated units for the three and twelve months ended December 31, 2016 and 2015.

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Fourth Quarter 2016	Fourth Quarter 2015	Year to Date 2016	Year to Date 2015
Net (loss) from continuing operations	$(3.0)	$(36.4)	$(12.0)	$(63.3)
Plus:
Depreciation, depletion and amortization (DD&A)	5.4	7.1	23.8	31.6
Interest expense	1.5	1.3	6.7	5.0
EBITDA from continuing operations	$3.9	$(28.0)	$18.5	$(26.7)
Plus: Gain on extinguishment of debt (1)			(1.7)
Plus: Loss on asset impairment and other non-cash charges (2)	0.6	27.1	2.6	31.6
Adjusted EBITDA from continuing operations *	4.5	(0.9)	19.4	4.8
Adjusted EBITDA from discontinued operations	-	2.8	1.9	10.2
Adjusted EBITDA	$4.5	$1.9	$21.3	$15.0

* Totals may not foot due to rounding.

(1)	Rhino recorded a gain of approximately $1.7 million for the extinguishment of debt. Rhino executed an agreement with the third party that held approximately $2.8 million of other notes payable to settle the debt for $1.1 million of cash consideration, which resulted in an approximate $1.7 million gain from the extinguishment of this debt.

(2)	During the three months and year ended December 31, 2016, the Partnership recorded $0.6 million and $2.6 million, respectively, of non-cash impairment and other non-cash charges related to the Partnership’ previously owned Deane mining complex. Approximately $2.0 million related to impairment of the note receivable that was recorded in 2015 relating to the sale of the Deane mining complex and the additional $0.6 million related to other non-recoverable items associated with the sale of the Deane mining complex.

During the three months and year ended December 31, 2015, the Partnership recorded $27.1 million and $31.6 million, respectively, of non-cash charges related to asset impairment charges associated with our various mining properties and other assets that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2015. During the year ended December 31, 2015, we also incurred other non-cash charges that included an approximate $0.5 million charge for accounts receivable allowances for certain customers in Central Appalachia.

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	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
($ in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$7.0	$0.3	$12.1	$14.2
Plus:
Increase in net operating assets	-	-	4.0	-
Gain on sale of assets	-	-	0.4	1.0
Amortization of deferred revenue	-	1.7	1.3	3.8
Amortization of actuarial gain	-	0.6	4.8	0.8
Interest expense	1.5	1.3	6.7	5.0
Equity in net income of unconsolidated affiliate	-	-	-	0.3
Less:
Decrease in net operating assets	2.0	0.8	-	5.4
Accretion on interest-free debt	-	-	-	0.1
Amortization of advance royalties	0.3	0.2	1.0	0.8
Amortization of debt issuance costs	0.9	0.3	2.9	1.4
Equity-based compensation	-	-	0.5	-
Provision for doubtful accounts	-	-	-	0.5
Loss on disposal of business	0.8	-	119.9	-
Loss on retirement of advanced royalties	-	0.1	0.2	0.1
Loss on asset impairment	0.6	27.1	2.6	31.6
Loss on sale of assets	-	0.2	-	-
Accretion on asset retirement obligations	0.4	0.4	1.5	2.1
Distribution from unconsolidated affiliates	0.3	-	0.3	0.2
Equity in net loss of unconsolidated affiliates	0.1	-	0.2	-
EBITDA	$3.1	$(25.2)	$(99.8)	$(17.1)
Plus: Loss on disposal of business	0.8	$-	119.9	-
Plus: Non-cash bad debt expense(1)	-	$-	0.2	0.5
Plus: Loss on asset impairments(1)	0.6	27.1	2.6	31.6
Less: Gain on extinguishment of debt(2)	-	$-	(1.7)	-
Adjusted EBITDA *	$4.5	$1.9	$21.3	$15.0
Less: EBITDA from discontinued operations	-	2.8	1.9	10.2
Adjusted EBITDA from continuing operations	$4.5	$(0.9)	$19.4	$4.8

*	Totals may not foot due to rounding.

(1)	During the three months and year ended December 31, 2016, the Partnership recorded $0.6 million and $2.6 million, respectively, of non-cash impairment and other non-cash charges related to the Partnership’ previously owned Deane mining complex. Approximately $2.0 million related to impairment of the note receivable that was recorded in 2015 relating to the sale of the Deane mining complex and the additional $0.6 million related to other non-recoverable items associated with the sale of the Deane mining complex.

During the three months and year ended December 31, 2015, the Partnership recorded $27.1 million and $31.6 million, respectively, of non-cash charges related to asset impairment charges associated with our various mining properties and other assets that were evaluated for impairment and reduced to our estimate of fair value during the fourth quarter of 2015. Please see our more detailed discussion of these asset impairment and related charges that is included earlier in this release. During the year ended December 31, 2015, we also incurred other non-cash charges that included an approximate $0.5 million charge for accounts receivable allowances for certain customers in Central Appalachia.

(2)	Rhino recorded a gain of approximately $1.7 million for the extinguishment of debt. Rhino executed an agreement with the third party that held approximately $2.8 million of other notes payable to settle the debt for $1.1 million of cash consideration, which resulted in an approximate $1.7 million gain from the extinguishment of this debt.

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